EXHIBIT 99.2
Dollar Financial Corp Announces the Completion of the Previously Announced Franchise Acquisition in Canada
BERWYN, Pa.—(BUSINESS WIRE)—Oct. 31, 2006—Dollar Financial Corp (NASDAQ:DLLR), a leading international financial services company serving under-banked customers, today announced that National Money Mart Company, the Company’s wholly-owned Canadian subsidiary, completed the acquisition of substantially all of the assets of 82 retail stores owned and operated by five existing National Money Mart franchisees. The total purchase price for the Canadian acquisition was approximately C$135.5 million (US$120.9 million) in addition to cash in stores and other adjusting items upon the closing of the transaction. Revenue and Adjusted EBITDA for the Canadian acquisition for the twelve months ended September 30, 2006 was approximately US$45.1 million and US$18.8 million, respectively.
The Company will offer further details with regards to this transaction on its fiscal 2007 first quarter earnings conference call scheduled for Thursday, November 2, 2006 at 5:00pm EST. The dial-in instructions for this call are provided in the following paragraph.
Investors Conference Call
Dollar Financial Corp will be holding an investor’s conference call on Thursday, November 2, 2006 at 5:00 pm EST to discuss the Company’s results for the 2007 fiscal first quarter, the debt refinancing and the Canadian acquisition. Investors can participate in the conference by dialing 888-200-8152 (U.S. and Canada) or 973-935-8764 (International); use the confirmation code “Dollar”. Hosting the call will be Jeff Weiss, Chairman and CEO, Don Gayhardt, President, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning at 7:00 pm Eastern Time on November 2, 2006 through November 9, 2006. If you wish to listen to the replay of this conference call, please dial 973-341-3080 and enter passcode “8018815”.
The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.
Adjusted EBITDA
Adjusted EBITDA is not an item prepared in accordance with GAAP. Adjusted EBITDA is earnings before interest expense, income tax provision, depreciation, amortization, charges related to incentive stock options and restricted shares, and other items described below. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. DFC believes that Adjusted EBITDA amounts should be considered by prospective investors because DFC uses them as one means of analyzing its ability to service its debt and capital expenditure requirements, and DFC understands that they are used by some investors as one measure of DFC’s historical ability to service its debt and capital expenditure requirements. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. DFC calculated the anticipated Adjusted EBITDA contribution of the Canadian Acquisition in the same manner as it calculates its historical Adjusted EBITDA. DFC has provided a reconciliation of the calculation of its historical fourth quarter 2006 and full year 2006 Adjusted EBITDA in its current report on Form 8-K, dated September 6, 2006, previously filed with the Securities and Exchange Commission. Please refer to this reconciliation for a general discussion of the method by which DFC reconciles Adjusted EBITDA.
About Dollar Financial Corp
Dollar Financial Corp is a leading international financial services company serving under-banked consumers. Its customers are typically working-class individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, Western Union money order and money transfer products, reloadable VISA(R) and MasterCard(R) branded debit cards, electronic tax filing, bill payment services, and legal document preparation services.
At June 30, 2006, the Company’s global store network consisted of 1,250 stores, including 752 company-operated financial services stores and 145 We The People legal document preparation locations in 34 states, the District of Columbia, Canada and the United Kingdom. The store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s products and services, principally check cashing and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company’s website at www.dfg.com.
Forward Looking Statement
This news release contains forward looking statements, including statements regarding the Company’s future results, growth and operating strategy, the impact of new stores and acquisitions, the debt refinancing, the Canadian franchisee acquisition, and of the performance of new products. These forward looking statements involve risks and uncertainties, including risks related to the regulatory environment, current and potential future litigation, the integration of acquired stores, the performance of new stores, the new installment loan products and other new products on the Company’s business, results of operations, financial condition and prospects. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, or that ongoing and potential future litigation or that the various FDIC, Federal, state or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the final prospectus from the Company’s follow-on public offering filed with the SEC on June 16, 2006 and its annual report on Form-10K. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

CONTACT:	Dollar Financial Corp
Financial Dynamics
Mark McCall/Julie Prozeller, 212-850-5600

SOURCE: Dollar Financial Corp